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                                                                    Exhibit 99.1

Contacts
Celera Genomics Investors & Media           Celera Diagnostics Investors
Robert Bennett                              Peter Dworkin
240.453.3990                                650.554.2479
robert.bennett@celera.com                   dworkipg@applera.com

                                            Celera Diagnostics Media
                                            Lori Murray
                                            650.638.6130
                                            murrayla@applera.com


FOR IMMEDIATE RELEASE

                     CELERA GENOMICS AND CELERA DIAGNOSTICS
                           TO WEBCAST INVESTOR MEETING

ROCKVILLE, MD and ALAMEDA, CA - December 10, 2002 - Applera Corporation announced today that it will webcast a meeting with the investment community on Tuesday, December 17, 2002 that will discuss two of its businesses, Celera Genomics Group (NYSE: CRA) and Celera Diagnostics, a joint venture of Celera Genomics and the third Applera business, Applied Biosystems Group (NYSE:ABI). The webcast is scheduled to begin at 9 a.m. EST and to end at approximately 1:00 p.m. EST.

Tony L. White, Chief Executive Officer of Applera and Kathy Ordonez, President of Celera Genomics and Celera Diagnostics, will co-host the event and will be joined by other members of management. Executives will discuss the therapeutic discovery and development strategy of Celera Genomics and provide an update on molecular diagnostics discovery and development programs at Celera Diagnostics. Interested parties may access the webcast via the presentations section of either the investor relation site at www.celera.com or at www.appliedbiosystems.com. It is suggested that viewers access the webcast 15 minutes before the start of the broadcast. In addition, a replay of the webcast will be available several hours following the meeting at the same websites mentioned above.

About Celera Genomics, Celera Diagnostics and Applera Corporation
Applera Corporation comprises two operating groups. The Celera Genomics Group, located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets and diagnostic marker candidates, and to discover and develop new therapeutics. Its Celera Discovery SystemTM online platform, marketed exclusively through the Knowledge Business of Applied Biosystems, is an integrated source of information based on the human genome and other biological and medical sources. The Applied Biosystems Group develops and markets instrument-based

                                     -more-

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CELERA GENOMICS AND CELERA DIAGNOSTICS
Page 2

systems, reagents, software, and contract services to the life science industry and research community. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2002. Celera Diagnostics is a 50/50 joint venture between two Applera Corporation businesses, Applied Biosystems and Celera Genomics. Headquartered in Alameda, CA, Celera Diagnostics focuses on discovering novel genetic markers for disease and configuring these into new diagnostic tests to predict, characterize, monitor and select therapy for cardiovascular disease, auto-immunity, central nervous system disorders, and cancer. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at www.celera.com.

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